AMENDMENT NO. 3 TO CREDIT AGREEMENT
THIS AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”), is entered into as of September 5, 2017 (the “Amendment Effective Date”), among RADISYS INTERNATIONAL, LLC, a Delaware limited liability company (the “Guarantor”), RADISYS CORPORATION, an Oregon corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), and SILICON VALLEY BANK (“SVB”), as administrative agent (in such capacity, the “Administrative Agent”), Issuing Lender and Swingline Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as hereinafter defined).
W I T N E S S E T H
WHEREAS, the Borrower, the Guarantor, the Lenders and SVB as Administrative Agent, Issuing Agent and Swingline Lender, are parties to that certain Credit Agreement dated as of September 19, 2016 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested certain modifications to the Credit Agreement;
WHEREAS, the Lenders are willing to amend the Credit Agreement in accordance with and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS
1.1    Amendments to Credit Agreement. As of the Amendment Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3.1 hereof, the Credit Agreement is hereby amended as set forth below.

a.	The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended by adding the following paragraph to the end of such definition:

Commencing on the Third Amendment Effective Date and until the earlier date to occur of either (i) Consolidated Adjusted EBITDA for two (2) consecutive quarters is greater than or equal to $0 or (ii) the Borrower raises $15,000,000 or more in capital from a source other than Borrower or its Subsidiaries, the Applicable Margin shall be increased by 0.50% over any applicable rate as indicated in the above tables.

b.	The definition of “Eligible Accounts” in Section 1.1 of the Credit Agreement is hereby amended by replacing “Nokia Siemens” with “Philips Medical and its affiliates” in clause (4) of such definition.

c.	Section 1.1 (Defined Terms) of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“Consolidated Adjusted EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for Taxes based on income, plus (iv) to the extent deducted in calculation of Consolidated Net Income, total depreciation expense, plus (v) to the extent deducted in calculation of Consolidated Net Income, total amortization expense, plus (vi) non-cash stock compensation expense, plus (vii) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, plus (viii) restructuring costs; provided that restructuring costs shall be limited as follows:

12 Month Period Ended	Restructuring Costs
9/30/17	$10,786,000 (inclusive of the quarter ending 9/30/17 non-cash inventory write down)
12/31/17	$10,471,000
3/31/18	$12,235,000
6/30/18	$11,000,000
9/30/18	$3,000,000
12/31/18	$2,000,000

“Liquidity”: at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by the Borrower and its Subsidiaries and (b) the Eligible Accounts at such time.

“Non-Formula Amount”: $2,500,000.

“Streamline Trigger”: A Liquidity Ratio of (i) 1.60 in any intraquarter month, or (ii) 1.75 for the last month of each fiscal quarter, in each case measured as of the last day of the applicable month.

d.	Section 1.1 (Defined Terms) of the Credit Agreement is hereby amended by adding the following defined terms thereto in proper alphabetical order:

“Consolidated Senior Funded Indebtedness”: as of any date of determination, for the Borrower and its consolidated Subsidiaries, the sum of (a) all Indebtedness of such Persons for borrowed money as at such date, including all current maturities and current sinking fund payments in respect of any such Indebtedness whether or not required to be paid within one year from the date of its creation, plus (b) Indebtedness of such Persons in respect of the Loans. For the avoidance of doubt, Consolidated Senior Funded Indebtedness shall include issued and outstanding letters of credit of the Borrower and its consolidated Subsidiaries (including any Existing Letters of Credit and Letters of Credit) but shall exclude any Subordinated Indebtedness.

“Liquidity Ratio”: at any time, the quotient of (a) Liquidity divided by (b) Consolidated Senior Funded Indebtedness.

“Third Amendment Effective Date” means September 5, 2017.

e.	Section 1.1 (Defined Terms) of the Credit Agreement is hereby amended by deleting the defined term “Non-Formula Advance”.

f.	Section 2.1(a) of the Credit Agreement is hereby amended and restated as follows:

Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Loans at any one time outstanding which, when added to the aggregate outstanding amount of any Revolving Loans, any Swingline Loans, the aggregate undrawn amount of all outstanding Letters of Credit, and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment. In addition, the amount of the Total Revolving Extensions of Credit outstanding at such time shall not exceed the lesser of (i) the Total Revolving Commitments in effect at such time, and (ii) the sum of (x) the Non-Formula Amount and (y) the Borrowing Base, each as in effect at such time (the “Availability Amount”). During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

g.	Section 2.5 of the Credit Agreement is hereby amended and restated as follows:

If at any time or for any reason the amount of the Total Revolving Extensions of Credit exceeds the lesser of (x) the amount of the Total Revolving Commitments then in effect, and (y) the Borrowing Base then in effect plus the Non-Formula Amount then in effect (any such excess, an “Overadvance”), the Borrower shall, if the amount of such Overadvance is (a) equal or greater than $750,000, immediately pay the full amount of such Overadvance to the Administrative Agent, without notice or demand, or (b) less than $750,000, within one (1) Business Day after the receipt of a request by the Administrative Agent therefore, pay the full amount of such Overadvance to the Administrative Agent, in each case, for application against the Revolving Extensions of Credit in accordance with the terms hereof

h.	Sections 6.2(i), 6.3(c) and 6.11 of the Credit Agreement are hereby amended by replacing references to “Liquidity” with “the Liquidity Ratio” in such sections.

i.	Section 7.1 (Financial Condition Covenants) of the Credit Agreement is hereby amended by replacing sub-section (a) (Minimum Consolidated Adjusted EBITDA) in its entirety with the following:

(a)Minimum Consolidated Adjusted EBITDA. Permit Consolidated Adjusted EBITDA, on a trailing twelve month basis as of the last day of any fiscal quarter specified below, to be no less than the correlative amount specified below:

Quarter Ending	Minimum Consolidated Adjusted EBITDA
9/30/17	($4,500,000)
12/31/17	($5,500,000)
3/31/18	($5,000,000)
6/30/18	($5,000,000)
9/30/18	$0
12/31/18	$2,000,000
3/31/19 and the last day of each fiscal quarter thereafter	To be reset by amendment in accordance with the following paragraph

Promptly after the receipt by the Administrative Agent of the Projections required to be delivered within 60 days after the fiscal year ending December 31, 2018 pursuant to Section 6.2(c), the Lenders agree to review such Projections for the purpose of re-setting the Minimum Consolidated Adjusted EBITDA covenant for the periods tested in fiscal year 2019 set forth in this Section 7.1(a); provided that (i) any such updated covenant levels must be agreed to in writing (which agreement in writing may be evidenced via e-mail) by the Required Lenders after consultation with the Borrower, based on their commercially reasonable business judgment exercised in good faith, and until any such determination, the covenant levels shall remain unchanged, (ii) upon determination of any updated covenant levels by the Required Lenders and notice thereof by the Administrative Agent to the Borrower, and notwithstanding any provision herein to the contrary, including, without limitation, Section 10.1, this Agreement shall automatically be amended to give effect to such updated covenant levels, (iii) without limiting clause (ii), the Borrower hereby agrees to enter into at the request of the Administrative Agent and at the sole cost of the Borrower, any amendments to this Agreement and the other Loan Documents or furnish any acknowledgements of such updated covenant levels, in each case, that the Administrative Agent reasonably requests to evidence any amendment to this Agreement required pursuant to this paragraph, and (iv) notwithstanding any provision to the contrary herein, in the event that the Borrower objects to any updated covenant levels determined by the Required Lenders pursuant to clause (i) of this paragraph or otherwise fails to comply with provisions of clause (iii) of this paragraph, at the option of the Required Lenders, the Total Revolving Commitments shall terminate and the Obligations shall immediately become due.

j.	Section 7.1 (Financial Condition Covenants) of the Credit Agreement is hereby amended by replacing sub-section (b) (Minimum Liquidity) in its entirety with the following:

(b)    Minimum Liquidity Ratio. Permit the Liquidity Ratio, determined as of the last day of any month as specified below, to be less than the correlative amount specified below:

Month Ended	Minimum Liquidity Ratio
8/31/17 through 12/31/17	1.50:1.00
1/31/18 and 2/28/18	1.35:1.00
3/31/18	1.50:1.00
4/30/18 and 5/31/18	1.35:1.00
6/30/18 and Thereafter	1.50:1.00

k.	Section 7.1(c) (Non-Formula Minimum Liquidity) of the Credit Agreement is hereby deleted in its entirety.

1.2    Amendments to Schedules. As of the Amendment Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3.1, Schedule 1.1A to the Credit Agreement is hereby amended and restated as set forth in, and replaced by, Schedule 1.1A hereto.
1.3    Amendments to Exhibits. As of the Amendment Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 3.1, Exhibit B to the Credit Agreement is hereby amended and restated as set forth in, and replaced by, Exhibit B hereto.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1    Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants, as of the Amendment Effective Date, as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
(d)    The representations and warranties set forth in Article IV of the Credit Agreement shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct (subject to the materiality qualifications set forth therein) and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, and (iii) for purposes of this Section 2.1(d), the representations and warranties contained in Section 4.1 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1(a) and (b) of the Credit Agreement.
(e)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
(f)    The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.
(g)    The Loans and other amounts payable by Borrower pursuant to the Credit Agreement are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.
ARTICLE III
EFFECT AND EFFECTIVENESS
3.1    This Amendment shall be effective upon the fulfillment by the Borrower in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, of all of the following conditions precedent set forth in this Article III:
(a)    Amendment. The Administrative Agent shall have received this Amendment, duly executed and delivered by Borrower and each Required Lender.
(b)    Modification Fee. Borrower shall have paid a Modification Fee of $55,000 to Administrative Agent for the benefit of Lenders according to their Revolving Percentages.
(c)    Fees and Expenses. Borrower shall have paid all expenses (including all reasonable attorneys’ fees and reasonable expenses) of Administrative Agent, as described in Section 10.5 of the Credit Agreement, incurred and invoiced through the date of this Amendment.
3.2    To the extent that any of the terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

ARTICLE IV
MISCELLANEOUS
4.1    Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms. The amendments set forth herein are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed (a) to be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof, (c) otherwise prejudice any right or remedy which the Lenders and the Administrative Agent may now have or may have in the future or in connection with any Loan Document, (d) affect the right of the Lenders to demand compliance by the Loan Parties with all terms and conditions of the Loan Documents, or (e) be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Loan Document, whether arising as a consequence of any Default or Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.
4.2    Reaffirmation of Obligations. Each Loan Party hereby ratifies each Loan Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of each Loan Document applicable to it and (b) that it is responsible for the observance and full performance of its respective

Obligations. Guarantor has reviewed the Amendment and hereby ratifies and reaffirms its obligations under the Guarantee and Collateral Agreement and agrees that none of the amendments or modifications to the Credit Agreement as set forth in the Amendment will impair Guarantor’s obligations under the Guarantee and Collateral Agreement or Administrative Agent or any Lender’s rights under the Guarantee and Collateral Agreement. Guarantor acknowledges that the Guarantee and Collateral Agreement is in full force and effect and that Guarantor has no defenses, other than actual payment of the guaranteed obligations, to enforcement of the Guarantee and Collateral Agreement. Guarantor waives any and all defenses to enforcement of the Guarantee and Collateral Agreement that might otherwise be available as a result of the amendment Credit Agreement.
4.3    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.
4.4    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.
4.5    Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
4.6    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
4.7    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
4.8    No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.
4.9    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
4.10    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
4.11    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Section 10.14 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:

RADISYS CORPORATION,
an Oregon corporation

By:	/s/ Jonathan Wilson
Printed Name:	Jonathan Wilson
Title:	Chief Financial Officer

GUARANTOR:

RADISYS INTERNATIONAL, LLC,
a Delaware limited liability company

By:	/s/ Jonathan Wilson
Printed Name:	Jonathan Wilson
Title:	Managing Member and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

SILICON VALLEY BANK,
as Administrative Agent, a Lender, the Swingline Lender and the Issuing Bank

By:	/s/ Brian Powers
Printed Name:	Brian Powers
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

PACIFIC WESTERN BANK,
as the Documentation Agent and as a Lender

By:	/s/ A Pier Meager
Printed Name:	A Pier Meager
Title:	SVP